Exhibit 99.1

[LOGO GRAPHIC APPEARS HERE]

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Director, Investor Relations

(804) 788-1824

MASSEY ENERGY REPORTS 1st QUARTER 2003

FINANCIAL RESULTS

Richmond, Virginia, April 30, 2003—Massey Energy Company (NYSE:MEE) today reported financial results within its previously projected range for the first quarter ended March 31, 2003, including the cumulative effect of an accounting change. Produced coal revenues for the quarter were $303.0 million, a decrease of 6% from $323.5 million for the comparable 2002 period. Massey reported an after-tax loss for the first quarter of $9.6 million, or $0.13 per share, before a $7.9 million, or $0.10 per share, non-cash charge to record the cumulative effect of an accounting change resulting from the adoption of SFAS 143, “Accounting for Asset Retirement Obligations,” the new accounting standard for recording reclamation liabilities. Including this charge, the Company reported a loss of $17.5 million or $0.23 per share, compared to a loss of $4.2 million, or $0.06 per share for the comparable period in 2002. Coal sales volume for the quarter was 9.9 million tons in 2003, a decrease of 6% from 10.5 million tons in 2002. EBITDA for the first quarter of 2003 totaled $37.3 million, a 14% decrease from $43.3 million in the comparable 2002 period.

“We were able to achieve our first quarter projections despite the impact of higher fuel prices, higher employee medical costs and weather-related issues,” said Don L. Blankenship, Massey Energy Chairman and CEO. The Company reported that the three longwall moves made during the quarter were successful and that it is seeing general improvement in operations. “We remain confident that the programs we have put in place to reduce cost and improve productivity are taking hold and expect that our results for the second half of this year and 2004 will be positively impacted by better market conditions,” continued Blankenship. Severe winter weather and high natural gas prices have contributed to increasing demand for coal and production continues to decline in Central Appalachia. The Company reported that more utilities have come back into the marketplace and coal prices continue to strengthen.

Blankenship also announced his intention, within the regulatory “window” available for executive stock trades after this earnings announcement, to increase his holdings of Massey Energy common stock by approximately $1 million.

While Massey’s total debt increased from $550.0 million at December 31, 2002 to $588.9 million at the end of the first quarter of 2003, the Company reported that this increase was due primarily to the following items: the previously disclosed $10.6 million arbitration award paid to Duke Energy; $12.5 million in deferred compensation payout made to Mr. Blankenship; and $13.8 million in additional funds utilized to secure the Company’s self-insurance and bonding programs. Restricted funds used to collateralize these programs totaled $45.4 million at the end of the first quarter.

The Company ended the quarter with a balance of $263.7 million outstanding under its short-term revolving credit facility, compared to $264.0 million at December 31, 2002. Available liquidity was $118.3 million, including $113.9 million on its bank revolver and $4.4 million in cash. In January, Massey completed the establishment of an accounts receivable-based financing program that allows it to generate cash of up to $80 million at a rate favorable to its existing credit facility. At the end of the first quarter, funds outstanding under the securitization program totaled $42.2 million. Massey also had $283 million of its 6.95% Senior Notes outstanding at March 31, 2003, down from $286 million at year end 2002, due to the open market repurchase of $3 million of these notes during the quarter. Its total debt-to-book capitalization ratio at March 31, 2003 was 42.8%, as compared to 40.5% at December 31, 2002. The Company noted that it is actively engaged in discussions with financial institutions regarding a replacement of its existing credit facility, which will expire on November 25, 2003.

During the first quarter, the Company reported that it successfully moved three of its longwalls to new panels where they are now experiencing improved productivity. The Company’s fourth longwall, at its Rockhouse mine, completed its panel in March and was moved to a new panel. However, the longwall has been idled until a new, more powerful, higher horsepower shearer can be installed, which is expected to enhance productivity. Rockhouse is expected to resume operations in better mining conditions in the next several weeks. Snow and cold temperatures disrupted surface mining during January and February, but surface mining productivity recovered to near-budgeted levels in March. Room and pillar continuous miner productivity remained strong throughout the quarter, recording an average of over 300 feet per shift. “The impact of our cost cutting and productivity initiatives are now becoming visible,” said Blankenship, “and we expect our costs to reflect this improvement going forward.”

The Company also reported that, during the quarter, members represented by the United Mine Workers had ratified wage agreements at its Sprouse Creek and Long Fork processing plants.

The Company currently projects sales of 43 to 45 million tons in 2003, at an expected average sales price of $30.95—$31.25 per ton. Sales commitments for calendar 2003 currently total 42 million tons at an average expected price of $31.00 per ton, compared to $31.30 for the full year 2002. “Average per ton realization should improve starting in the second half of 2003,” commented Blankenship. Sales commitments for 2004 currently total 26 million tons. The Company expects to continue to generate positive free cash flow and reduce debt during 2003 and 2004.

The Company anticipates shipping between 10.5 and 11.5 million tons during the quarter ending June 30, 2003, at an estimated average price per ton of between $30.50 and $30.75. The Company projects earnings in the second quarter of breakeven to a loss of $0.10 per share and EBITDA between $45 and $55 million.

Capital expenditures during the first quarter of 2003 totaled $17.3 million, compared to $46.1 million in the prior year first quarter. The Company anticipates capital spending at maintenance levels of approximately $100 million for 2003. Depreciation, depletion and amortization (DD&A) totaled $47.1 million in the first quarter of 2003, compared to $46.9 million for the prior year first quarter. DD&A is currently expected to total $190 to $195 million in 2003.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal producer by revenue in the United States.

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss first quarter earnings on Thursday morning, May 1, 2003, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will also be available via the website and also by telephone. The conference call replay via telephone can be accessed through 11:59 p.m. ET on May 9, 2003 by dialing (800) 860-4707 or (402) 280-9971. .

DEFINITION: EBITDA is defined as earnings before deducting cumulative effect of accounting change, net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s operating performance before debt expense and its cash flow. EBITDA does not purport to represent operating income, net income and cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBITDA, the presentation here may not be comparable to other similarly titled measures of other companies. Management’s discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements regarding projected earnings levels, cost reductions, new contracts and financial performance. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; fluctuation in coal prices which could adversely affect the Company’s operating results and cash flows; deregulation of the electric utility industry; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental regulations, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public periodic filings with the Securities and Exchange Commission, including the Company’s Form 10-K/A filed on April 9, 2003. Massey’s filings are available either publicly, under the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact: Investor Relations, Katharine W. Kenny, (804) 788-1824, of Massey or e-mail the Company at www.masseyenergyco.com.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS—UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended
	March 31, 2003	March 31, 2002

Revenues
Produced coal revenue	$303.0	$323.5
Freight and handling revenue	24.0	26.0
Purchased coal revenue	27.0	23.2
Bond repurchase income	0.6	—
Other revenue	20.0	19.9

Total revenues	374.6	392.6
Costs and expenses
Cost of produced coal revenue	272.7	287.0
Freight and handling costs	24.0	26.0
Cost of purchased coal revenue	27.6	24.7
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	45.9	46.4
Selling, general and administrative	1.2	0.5
Selling, general and administrative	9.7	8.4
Other expense	3.3	3.2

Total costs and expenses	384.4	396.2

Loss from operations	(9.8)	(3.6)
Interest income	1.2	1.0
Interest expense	(9.2)	(7.8)

Loss before taxes	(17.8)	(10.4)
Income tax benefit	(8.2)	(6.2)

Loss before cumulative effect of change in accounting principle	(9.6)	(4.2)
Cumulative effect of change in accounting principle, net of tax of $5.0 million	(7.9)	—

Net Loss	$(17.5)	$(4.2)

Loss per share—(Basic and Diluted)
Loss before cumulative effect of change in accounting principle	$(0.13)	$(0.06)
Cumulative effect of change in accounting principle, net of tax	(0.10)	—

Net loss	$(0.23)	$(0.06)

Shares used to calculate loss per share
Basic and Diluted	74.5	74.3

EBIT	$(9.8)	$(3.6)
EBITDA	$37.3	$43.3

	Three months ended
	March 31, 2003	March 31, 2002
Produced tons sold:
Utility	6.5	7.0
Metallurgical	2.4	2.5
Industrial	1.0	1.0

Total produced tons sold	9.9	10.5

Total tons produced	10.4	11.8
Produced coal revenue per ton sold
Utility	$28.75	$28.11
Metallurgical	$35.16	$35.93
Industrial	$33.18	$36.86
Produced coal revenue per ton sold	$30.74	$30.80
Average cash cost per ton	$28.66	$28.12
Capital expenditures	$17.3	$46.1
Number of employees	4,313	4,671

	March 31, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$4.4	$2.7
Trade and other accounts receivable	183.8	175.8
Inventories	187.4	193.7
Other current assets	150.3	137.6
Net property, plant and equipment	1,465.0	1,534.5
Other noncurrent assets	191.2	197.1

Total assets	$2,182.1	$2,241.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	$263.7	$264.0
Other current liabilities	252.1	309.3
Long-term debt	325.2	286.0
Other noncurrent liabilities	552.8	573.9

Total liabilities	1,393.8	1,433.2

Total shareholders’ equity	788.3	808.2

Total liabilities and shareholders’ equity	$2,182.1	$2,241.4

Note 1: The number of shares used to calculate basic loss per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted earnings (loss) per share is based on the number of shares used to calculate basic earnings (loss) per share plus the dilutive effect of options and other stock-based instruments held by Massey employees each period. In accordance with accounting principles generally accepted in the United States, the effect of dilutive securities was excluded from the calculation of the diluted loss per common share in the three months ended March 31, 2003 and 2002, as such inclusion would result in antidilution.

Note 2: EBIT is defined as earnings before deducting cumulative effect of accounting change, net interest expense (interest expense less interest income) and income taxes, or income (loss) from operations, which is a measure of performance calculated in accordance with generally accepted accounting principles. EBITDA is defined as EBIT before deducting depreciation, depletion and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s operating performance before debt expense and its cash flow. EBITDA does not purport to represent operating income, net income and cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below shows how we calculate EBITDA.

	Three months ended March 31,
	2003	2002
Loss from operations	$(9.8)	$(3.6)
Depreciation, depletion and amortization	47.1	46.9

EBITDA	$37.3	$43.3

Note 3: “Average cash cost per ton” is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the most directly comparable generally accepted accounting principle measure of Total costs and expenses per ton to Average cash cost per ton.

	Three months ended March 31,
	2003		2002
	$	per ton	$	per ton
Total Costs and expenses	$384.4	$39.01	$396.2	$37.71
Less: Freight and handling costs	24.0	$2.44	26.0	$2.47
Less: Cost of purchased coal revenue	27.6	$2.80	24.7	$2.35
Less: Depreciation, depletion and amortization	47.1	$4.78	46.9	$4.46
Less: Other expense	3.3	$0.33	3.2	$0.29

Average Cash cost	$282.4	$28.66	$295.4	$28.12

Note 3: Certain 2002 amounts have been reclassified to conform with the 2003 presentation.